Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter 2010 Earnings

SAN JOSE, Calif., January 31, 2011—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today its results for the fourth quarter ended December 31, 2010.

Fourth Quarter Results:

Revenues for the fourth quarter of 2010 were $43,372,000, a decrease of 21% from revenues of $54,720,000 for the fourth quarter of 2009. Net loss for the fourth quarter of 2010 was $8,792,000, as compared to net loss of $2,871,000 for the fourth quarter of 2009. Loss per share for the fourth quarter of 2010 was $0.38, as compared to a loss per share of $0.13 for the fourth quarter of 2009.

Year End Results:

Revenues for the year ended December 31, 2010 were $225,482,000, an increase of 6% over 2009 revenues of $212,186,000. Net loss for 2010 was $7,425,000, compared to a net loss of $8,436,000 for 2009. Loss per share for 2010 was $0.32, compared to a loss per share of $0.36 for 2009.

Non-GAAP Results:

Non-GAAP net loss and loss per share for the fourth quarter of 2010 were $4,017,000 and $0.17, respectively, as compared to non-GAAP net income of $2,827,000 and diluted EPS of $0.12 for the fourth quarter of 2009. Non-GAAP net loss and loss per share for the fourth quarter of 2010 excluded the impact of amortization of acquired intangible assets of $2,495,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $2,211,000; and restructuring expenses of $69,000 associated with the reorganization of our operations. Non-GAAP net income and diluted EPS for the fourth quarter of 2009 excluded the impact of amortization of acquired intangible assets of $3,081,000 associated with the acquisition of NXP’s CIPT business and equity-based compensation expenses of $2,617,000.

Non-GAAP net income and diluted EPS for the year ended December 31, 2010 were $9,495,000 and $0.40, respectively, representing an increase of 191% from the non-GAAP net income of $3,258,000 and an increase of 186% from the non-GAAP diluted EPS of $0.14 for the year ended December 31, 2009. Non-GAAP net income and diluted EPS for the year ended December 31, 2010 excluded the impact of amortization of acquired intangible assets of $9,975,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $9,553,000; restructuring expenses of $463,000 associated with the reorganization of our operations; a tax benefit of $571,000 resulting from the reversal of an income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statutes of limitation; and income of $2,500,000 resulting from the reversal of a reserve that was determined to be no longer needed due to the expiration of applicable statutes of limitation included in the cost of goods sold.

Non-GAAP net income and diluted EPS for the year ended December 31, 2009 excluded the impact of amortization of acquired intangible assets of $12,258,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $11,100,000; gains from realization of previously impaired available-for-sale securities of $531,000; a tax benefit of $3,488,000 resulting from a settlement agreement with the tax authorities and a tax benefit of $7,645,000 resulting from the reversal of certain income tax contingency reserves that were determined to be no longer needed due to the expiration of applicable statutes of limitation.

Ofer Elyakim, CEO of DSP Group, stated: “Despite the overhang and depletion of excess inventory at several ODM and OEM customers during the fourth quarter, we were able to execute and deliver on our 2010 business plan as reflected in the year-on-year improvements in all of our annual financial metrics. In addition, we generated $17 million of free cash flow during the year and ended the year with a strong cash position of approximately $140 million in cash and cash equivalents.”

Mr. Elyakim also added: “The Consumer Electronics Show in January displayed a number of new products which will be based on DSP Group platforms. We expect that these new products based on our XpandR, CAT iq and VOIP platforms will be commercially launched during the course of the year, with more product launches expected in the second half of the year. As we look to 2011, we expect conditions in our markets to improve and based on forecasts and prospects received from customers, we project annual revenues in the range of $227 million to $245 million, representing approximately an increase of 5% in revenues in 2011 as compared to 2010.”

The Company believes that the non-GAAP presentation of net income, loss per share and diluted EPS presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2010 to the same periods in 2009 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward-Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about commercial launches of products based on DSP Group technology in 2011, improvements in market conditions in 2011 and annual revenue guidance for 2011. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; assumption that excess inventory would be completely depleted by the end of the first quarter of 2011; unexpected delays in the introduction of new products, especially the new generation of multimedia products; the sustainability of the market recovery; fluctuations in gross margins associated with the sale of existing products; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2009 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a growing share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products – from cordless and VoIP phones to home gateways and connected multimedia screens – DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 AM ET today to discuss the financial results for the fourth quarter of 2010 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=101665&eventID=3660099.

If you cannot join the call, you may listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 94886247)

—International Dial-In # 1-617-801-6888 (passcode: 94886247)

For more information, please contact Orly Garini-Dil, +1-408-240-6839, or email: orly.garini@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product revenues and other	$43,372	$54,720	$225,482	$212,186
Cost of product revenues and other	27,652	33,339	137,571	133,590

Gross profit	15,720	21,381	87,911	78,596
Operating expenses:
Research and development	14,491	13,557	55,588	56,148
Sales and marketing	4,196	4,423	17,199	17,889
General and administrative	3,499	3,833	14,362	15,228
Amortization of intangible assets	2,495	3,081	9,975	12,258
Restructuring costs	69	—	463	—

Total operating expenses	24,750	24,894	97,587	101,523

Operating loss	(9,030)	(3,513)	(9,676)	(22,927)
Other income:
Interest and other income , net	398	559	1,468	2,857

Loss before income tax benefit	(8,632)	(2,954)	(8,208)	(20,070)
Income tax expense (benefit)	160	(83)	(783)	(11,634)

Net loss	$(8,792)	$(2,871)	$(7,425)	$(8,436)

Net loss per share:
Basic	$(0.38)	$(0.13)	$(0.32)	$(0.36)
Diluted	$(0.38)	$(0.13)	$(0.32)	$(0.36)

Weighted average number of shares of common stock used in the computation of:
Basic	23,308	22,901	23,229	23,655
Diluted	23,308	22,901	23,229	23,655

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (NON-GAAP)

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenues and other	$43,372	$54,720	$225,482	$212,186
Cost of product revenues and other	27,486	33,175	139,367	132,812

Gross profit	15,886	21,545	86,115	79,374
Operating expenses:
Research and development	13,394	12,410	50,876	50,895
Sales and marketing	3,841	4,029	15,706	16,116
General and administrative	2,906	2,921	11,718	11,932

Total operating expenses	20,141	19,360	78,300	78,943

Operating income (loss)	(4,255)	2,185	7,815	431
Other income:
Interest and other income, net	398	559	1,468	2,326

Income before provision for income taxes	(3,857)	2,744	9,283	2,757
Provision for income taxes (income tax benefit)	160	(83)	(212)	(501)

Net income (loss)	$(4,017)	$2,827	$9,495	$3,258

Net earnings (loss) per share:
Basic	$(0.17)	$0.12	$0.41	$0.14
Diluted	$(0.17)	$0.12	$0.40	$0.14

Weighted average number of shares of common stock used in the computation of:
Basic	23,308	22,901	23,229	23,655
Diluted	23,308	23,058	23,623	23,926

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$(8,792)	$(2,871)	$(7,425)	$(8,436)

Equity-based compensation expense included in cost of product revenues	166	164	704	778
Equity-based compensation expense included in R&D	1,097	1,147	4,712	5,253
Equity-based compensation expense included in SG&A	948	1,306	4,137	5,069
Amortization of intangible assets related to NXP transaction	2,495	3,081	9,975	12,258
Restructuring costs	69	—	463	—
Unrealized loss (realized gain) related to certain available-for-sale marketable securities	—	—	—	(531)
Reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable statutes of limitation	—	—	(571)	(7,645)
Reversal of a reserve that was determined to be no longer needed due to the expiration of applicable statutes of limitation included in costs of goods sold	—	—	(2,500)	—
Tax benefit resulting from settlement agreement with tax authorities	—	—	—	(3,488)
Non-GAAP net income (loss)	$(4,017)	$2,827	$9,495	$3,258

Non-GAAP diluted earnings (loss) per share	$(0.17)	$0.12	$0.40	$0.14

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents Restricted deposits	$33,912 121	$37,986 120
Marketable securities and short term deposits	29,903	19,567
Trade receivables, net	25,170	28,352
Inventories	18,803	12,427
Other accounts receivable and prepaid expenses	6,302	12,162
Deferred income taxes	—	178

Total current assets	114,211	110,792

Property and equipment, net	7,786	10,090

Long term marketable securities and deposits	75,825	65,392
Severance pay fund	11,336	9,521
Deferred income taxes	121	15
Intangible assets, net	10,434	20,473
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	642	1,286

	100,558	98,887

Total assets	$222,555	$219,769

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$19,206	$18,309
Other current liabilities	23,053	24,470

Total current liabilities	42,259	42,779

Accrued severance pay	12,419	10,572
Accrued pensions	774	929

Total long term liabilities	13,193	11,501

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	335,132	325,579
Accumulated other comprehensive income	355	2,174
Less – Cost of treasury stock	(119,280)	(123,350)
Accumulated deficit	(49,127)	(38,937)

Total stockholders’ equity	167,103	165,489

Total liabilities and stockholders’ equity	$222,555	$219,769